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                                                                  EXHIBIT 99.1

        HARRAH'S ENTERTAINMENT OUTLINES GROWTH PLANS FOR LEADERSHIP INTO THE
                                     21ST CENTURY
        MORE THAN ONE BILLION DOLLARS IN POTENTIAL DEVELOPMENT AND INVESTMENT
               ANNOUNCED COMPANY TO ALSO PURSUE STRATEGIC ACQUISITIONS


    MEMPHIS, July 22, 1996 -- Harrah's Entertainment, Inc. announced today that at a regularly scheduled meeting held late last week its board of directors supported management's plans for aggressive growth to further expand the Company's leadership position as the most diversified company in the industry. Following several years of industry leadership in new market expansion and growth, Harrah's will now build upon that growth through expanding and extending its strategy and reinvesting in existing markets and properties. The first impact of this decision is that Harrah's will pursue a program to immediately invest more than $450 million of additional capital over the next four years in Harrah's properties in Atlantic City, Las Vegas, Shreveport, La., and Joliet, Ill. In addition to the current property expansions, the board approved management's plans to aggressively pursue a second Harrah's property in Las Vegas that will complement its expanded and enhanced Las Vegas operations. The Company currently estimates an investment of approximately $600 million will be needed for the second Las Vegas property.

    According to Philip G. Satre, president and chief executive officer of Harrah's, in addition Harrah's will pursue acquisition of companies or properties which fit strategically within the Company's brand and distribution strategy or offer an opportunity for a second brand that would benefit from the Company's expertise in multi-property development, management and support.

    "Our concentration is on profitable growth. That means we will not only aggressively expand and enhance our existing properties where appropriate, Harrah's will also consider selective acquisition for operation under our brand or another. No other company has the multi-property management, infrastructure, technology, systems and brand management expertise that Harrah's has developed during our prior and present growth focus," Satre stated.

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    "As the industry continues its rapid transformation, we at Harrah's are prepared to capitalize on the groundwork we have laid in market after market, establishing the premier brand name and the industry's largest customer base," Satre added. "With a strong presence in most important U.S. markets, our focus is to further build in those markets through expansion, new development and, when advantageous, acquisition. This focus and investment is in markets where casino entertainment is currently legal and where opportunities are within our immediate control; however, we also remain in a position to take advantage of new market growth when available.

    "We have the greatest geographic diversification in the casino industry. That gives us the unique advantage of multiple opportunities for reinvestment and new investment with a constant goal of creating high quality environments for our guests and high returns for our investors," Satre said.

    Harrah's anticipates funding the initial $450 million of development through cash flow from operations supplemented by funds from bank credit facilities that are currently in place. Funds for acquisitions and other large developments, such as the second Las Vegas property, would require additions to existing credit facilities and/or additional financings. Harrah's currently has a shelf registration for $200 million available for a variety of debt and equity securities.

    The first phase of the Company's new growth initiative includes the addition of more than 3,000 new guest rooms; additional casino square footage; and enhanced or expanded restaurant, retail and support amenities.

                                    ATLANTIC CITY

    In Atlantic City, Harrah's is planning, pending final approvals, a $325 million expansion that will position the property as one of the largest casino resorts in the market and orient the property to share in the new traffic expected as the Marina H-Tract is developed over the rest of the century. The expansion project will extend the existing Harrah's Atlantic City southeast towards Atlantic City's H-Tract and will connect Harrah s to the new road and pedestrian transportation systems as well as the common retail element of the properties announced by Mirage, Circus and Boyd Gaming to create a continuous

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"casino entertainment megaplex" that will be unlike anything found in the casino entertainment industry today.

    This new expansion, which is in addition to an $80 million expansion currently underway (15,000 square feet of recently opened casino space, a unique marine themed restaurant to open in the fall and a 410-room hotel tower scheduled to open next summer), will include:

    - 1,500 new guest rooms and suites, bringing the total number of rooms available at Harrah's Atlantic City to nearly 2,700. Once complete, Harrah s Atlantic City will be the largest hotel in the state of New Jersey.

    - 30,000 square feet of additional casino space, for a total after expansion of 110,000 square feet.

    - 30,000 square feet of additional meeting and convention space, for a total after expansion of 56,000 square feet.

    - Additional restaurant offerings and 2,000 additional parking spaces, for a total after expansion of 4,500 spaces, and expanded retail and health club facilities.

    - Also included in the expansion plan is a non-gaming entertainment feature to be built on Harrah's 2.5 acre Rum Pointe bay front property.

    "The new wave of development planned for Atlantic City provides a unique and exciting opportunity for Harrah's," said Satre. "The large and exciting new facilities planned at our doorstep will transform Atlantic City from a day-tripper market to a more national multi-day destination resort. Our location and already strong reputation in Atlantic City coupled with this expansion will ensure that Harrah's remains the premier name in this market. We plan to capitalize on that by transforming our immensely successful Atlantic City property into a complete destination resort that is totally integrated with the other new Marina area developments from a vehicular, pedestrian and marketing standpoint."

    The Atlantic City expansion project is subject to adequate resolution of road and access improvements to the H-Tract that have been the subject of discussions between the state, city and H-Tract developers. Harrah's Atlantic City expansion is expected to open contemporaneous with other new developments in the area, or slightly before those developments.

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                                      LAS VEGAS
    The Company will expand the scope of its previously announced $150 million expansion of Harrah's Las Vegas by increasing its 684 hotel room addition by an additional 292 rooms, adding an additional 10,000 square feet of casino space, further enhancing its restaurant facilities, significantly upgrading retail offerings and adding the entertainment oriented "Carnaval Court," to replace the current Jackson Square courtyard, and expansion and renovation of the health club and pool area. The increase in scope will bring the total project costs to $200 million and give the Company the capacity to accommodate the growing numbers of Harrah's Gold Card customers who travel to Las Vegas. In total, the new scope of the Company's Las Vegas expansion project includes:

    - 986 rooms including 74 suites, bringing the property to 2,699 rooms with 108 suites.

    - 30,000 additional square feet of casino space, to a total of 103,325 square feet.

    - A ground-level race and sports book with an exciting sports bar atmosphere.

    - 3 new restaurants and renovation of 4 others.

    - A complete new thematic look and ambiance to the entrance and customer experience, themed after a Carnaval-style celebration.

    - Carnaval Court entertainment and retail center.

    The Las Vegas expansion is expected to open over the second half of 1997 and early 1998.

    "As Harrah's has very successfully pursued a brand oriented growth strategy, one of the largest recipients of new business through intracompany referrals and Harrah's Gold Card play has been our Las Vegas property, which operates in a market where more than 60 percent of revenues come from multi-market gamers," stated Satre. "While other companies have grown within Las Vegas, we have grown primarily in new markets, developing a broad customer base and solid brand reputation. Having grown into new markets and established relationships with more than 2.6 million new Harrah's Gold Card customers across the country over the last two years alone, now is an ideal time to invest in enhancements and expansions at our current Las Vegas property and in an additional presence in the casino entertainment capital of the world. As more and more loyal brand-wide customers try Harrah's in markets across the country, we will be able to meet their needs and expectations as they travel to Las Vegas. These enhancements and additions also will help us further capitalize on overall Las Vegas market growth."

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                                      SHREVEPORT

    Operating with the highest margins in this rapidly developing riverboat market that serves northwest Louisiana and the Dallas/Fort Worth market, Harrah's has proposed a $50 million, 400-room hotel, parking, restaurant and meeting/convention expansion for its Shreveport property. Harrah's is in continuing negotiations with the city of Shreveport to bring this project to fruition. Pending successful resolution of discussions with the city, the project is targeted for fourth quarter 1997 completion. Planning and design work is underway with ground breaking to take place after an anticipated successful November election on riverboat casinos in the market.

                                        JOLIET

    Harrah's enjoys the highest win per customer in the Chicagoland area and plans to enhance its success in this community 35 miles outside of Chicago by adding a 300-room hotel, new restaurants and meeting facilities for a total cost of $45 million. Final development plans and market studies for this project are underway for a targeted fourth quarter 1997 completion.

    "The Joliet and Shreveport hotel plans are excellent examples of investing in new markets as we understand their growth potential and ability to further enhance our brand strategy," Satre stated. "By adding hotels, we will be able to begin growing our customer base in these markets beyond day trips and into multi-day leisure and meeting and convention business."

                            PREVIOUSLY ANNOUNCED PROJECTS

    In addition to the initiatives above, Harrah's has several expansion projects underway:

    - Harrah's North Kansas City: A 200-room hotel is expected to open by year-end. This is the final phase of an expansion that has already seen the successful opening of a second riverboat casino at the entertainment complex.

    - Harrah's St. Louis Riverport: A joint venture casino entertainment complex with Players International in the St. Louis suburb of Maryland Heights, Mo., is well underway for a first quarter 1997 opening. Each company will operate 60,000 square feet of casino space on two boats, connected by a shoreside docking, ticketing and entertainment mall, and anchored by a 300-room hotel to be managed by Harrah's.

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    - Harrah's Cherokee: Ground breaking is expected at the end of July on a
175,000 square foot entertainment complex at the foot of the Smoky Mountains in North Carolina for the Eastern Band of Cherokee. The facility will include 60,000 square feet of gaming, three food outlets, a multi-purpose entertainment area and limited retail space. This property will enjoy an excellent location at the foot of the Smoky Mountains in one of the nation's most visited tourist destinations and within an easy drive of more than six million residents in the Southeast. Harrah's will manage this project for the Tribe.

    - Topeka, Kansas area: Harrah's and the Prairie Band of the Potawatomi Indians have submitted agreements to the National Indian Gaming Commission
(NIGC) for approval for a $37 million casino entertainment facility to be located on the Tribe's land 17 miles north of Topeka, Kansas. Harrah's will manage this property for the tribe.

    "We are very excited about these developments and their potential to further extend the reach and impact of the Harrah's brand name and customer base," Satre commented. "Our research indicates that more and more casino entertainment patrons are becoming multi-market customers who seek casino entertainment in their local market as well as during business and leisure travel. These new market developments as well as expansions and enhancements in our existing markets give us greater opportunity, awareness and brand strength for this important and growing segment of customers."

    All expansions and plans detailed in this release are subject to customary regulatory approvals.

                                 INTERNATIONAL GROWTH

    Harrah's also will consider selective growth outside the United States and North America. The Company currently owns 12.5 percent and manages Harrah's Sky City in Auckland, New Zealand. The only hotel casino on the populous North Island of New Zealand, Harrah's Sky City opened in February 1996 and is performing well. The Company believes Harrah's Sky City provides an excellent platform for future international growth.

    A detailed international growth strategy and plan is in the final development stages and will roll out over the next several months. The Company will explore opportunities around the globe and will take steps through development and acquisition as appropriate.

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                                 OTHER BOARD ACTIONS

    The board of directors of Harrah's also adopted a shareholder rights plan to replace a plan which expires on October 5, 1996. The new plan provides for a dividend distribution of one Special Stock Purchase Right for each outstanding share of Harrah's Entertainment, Inc. common stock. The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer for 15% or more of the common stock.

    The new Rights, which are similar in purpose and effect to the existing Rights, are not currently exercisable and are not being distributed in response to any specific effort to acquire control of the Company. The new Rights are designed to assure that all Harrah's Entertainment stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Harrah's Entertainment without paying all stockholders a control premium.

    The Harrah's Entertainment Board will be entitled to redeem the Rights at one cent per Right at any time before the earlier of (i) the first date of public announcement that a person has acquired 15% or more of the outstanding common stock or (ii) the final expiration date of the new rights plan.

    "The Rights are intended to enable all Harrah's Entertainment, Inc. stockholders to realize the long-term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the board of directors prior to attempting a takeover," said Satre.

    The dividend distribution will be payable to stockholders of record on October 5, 1996. The Rights will expire October 5, 2006. The Rights distribution is not taxable to stockholders.

    Harrah's Entertainment, Inc., the premier name in the casino entertainment industry, is the most geographically diversified casino company in North America.


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